Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Golden Minerals Company and subsidiaries of our report dated February 27, 2020 relating to the balance sheets of Golden Minerals Company and subsidiaries as of December 31, 2019, and the related statements of operations, changes in equity, and cash flows for the year then ended, which appears in Golden Minerals Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC

Denver, Colorado

October 1, 2020